Exhibit 10.51
June 30, 2006
Rick Dobson
Dear Rick,
Re: Signing bonus and Retention Payment
This note will form the addendum to your offer letter from Brian Sturgell dated 20 June 2006. Per my email of June 29 2006, we inadvertently left out of your offer letter two taxable one time payments. The first payment will be payable to you upon your signing the offer for the position of SVP & CFO of Novelis you will receive a sign on bonus of $125,000. The second payment will also be for the amount of $ 125,000. and will be payable to you on the one year anniversary of your start date with Novelis. The qualification for this payment is that you continue to be employed with Novelis. I apologize for this omission in the original letter.
Yours truly
/s/ David Godsell
David Godsell
VP Human Resources
cc. Dennis Harrish
     Brian Sturgell

Accepted by:	/s/ Rick Dobson

DATED:	June 20, 2006